                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                             FORM 8-K

                          CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


                          Date of Report
                         October 14, 1996


                   STRATFORD ACQUISITION CORP.
      (Exact name of registrant as specified in its charter)


                            MINNESOTA
          (State or other jurisdiction of incorporation)


      0-26112                                   41-1759882
(Commission File No.)                        (IRS Employer ID)



               5420 North Service Road, Fifth Floor
               Burlington, Ontario Canada   L7L 6C7
      (Address of principal executive offices and Zip Code)



                          (905) 319-6411
       (Registrant's telephone number, including area code)

ITEM 4.   CHANGE OF REGISTRANT'S CERTIFYING ACCOUNTANT.

     (a) At its board meeting on October 14, 1996, the Board of Directors of the Registrant engaged Terrence J. Dunne, Certified
Public Accountant, as its independent auditor for 1996. Mr. Dunne accepted such engagement on October 15, 1996.

     (b) On October 7, 1996, the accounting firm of Scott Hatfield + Associates, P.S. ("Hatfield") resigned as the Company's independent auditors as a result of disagreements on matters of accounting principles and practices, financial disclosure, and reportable events.

     (c) The United States Securities and Exchange Commission has made inquiries of the Company related to certain accounting and financial reporting issues as reported in its quarterly filings. The accounting information contained in the quarterly reports had previously been submitted to Hatfield for their review. In each instance, Hatfield approved the accounting information contained in said quarterly reports. Prior to the Commission raising the issues referred to above, Hatfield delivered their unqualified audited opinion to the Company and on August 7, 1996, authorized the release of portions of the information contained therein to the public. Relying on Hatfield's representations, the Company released such information. Subsequent to the inquiries of the Commission, Hatfield, withdrew their audit opinion.

     (d) Prior to the foregoing, the reports on the financial statements prepared by Hatfield have contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     (e) The Company has requested Hatfield to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by the Registrant in response to this Item 4 and, if not, stating the respects in which it does not agree. The Registrant delivered a copy of this Form 8-K report to Hatfield on October 15, 1996, via facsimile.
The Registrant will file by amendment, as an exhibit to this Form 8-K report, a copy of such letter if and when it receives the same.

ITEM 5.   OTHER EVENTS

     On October 14, the following individuals were appointed to the Board of Directors of the Company:

A. Roy MacMillan - Vice President of Marketing and a member of the Board of Directors

     Mr. MacMillan graduated from the University of Western Ontario (history and Economics). His career embraces an unusual mix of Canadian Government service, senior corporate executive roles, successful private enterprises plus senior responsibilities in international financial institutions. Mr. MacMillan founded and managed successful companies in light construction and information management and served as Vice President with Brascan International Trading. His foreign service career took him to Western Europe for four years and he subsequently established and managed the Canadian Economic Assistance Program in English-speaking Africa. He then served three years on the Board of Directors of the World Bank.
Since 1989, Mr. MacMillan served as Advisor, Finance, for the
Canadian International Development Agency in Western Canada;
Advisor, project development and project finance for Ontario Hydro International ($100 million investment in Peru electricity) 1992-1994; and established a company in Atlanta, now under negotiation for sale, which holds patents for innovative designs for Nuclear
Spent Fuel Containment.

     Mrs. Monaco, B.A., L.L.B., is a graduate of the University of Toronto and Osgoode Hall Law School, and was called to the Ontario Bar in 1963. Since then she has had extensive experience both in private law and public law, in business and in politics, and has served on various Ontario and Canadian Government Boards and Tribunals. From January 1990 to January 1993, she co-owned and operated an import/export business out of Italy and Saudi Arabia. She was also active in politics, having run twice as a candidate, the last time being in the Canadian federal election in October 1993.


ITEM 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

     On October 8, 1996, Jan Sulkiewicz and Barry Alter resigned as members of the Board of Directors. Mr. Sulkiewicz did not resign his position as Vice President. Mr. Alter did not have any dispute with the Company operations, policies or practices. Mr. Sulkiewicz, however, desired to be freed of his Director's responsibilities to have more time to focus his energies on product development, Mr. Sulkiewicz has been relieved of this office of Vice President and has been appointed Manager, Product Development.


     Mr. A. Roy MacMillan has been appointed a Director of the Company and has been appointed Vice President of Marketing. Ms. Lee Monaco has been appointed a Director of the Company and has been appointed Secretary and will also be Director of Investor Relations and Administration.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         STRATFORD ACQUISITION CORP.



                         BY:  /s/ Arthur Smith, President

DATED: October 10, 1996.